Exhibit 10.2

ID Global Solutions Corporation

160 East Lake Brantley Drive

Longwood, Florida 32779

September 25, 2015

Charles D. Albanese

Letter of Appointment – Board of Directors

Dear Mr. Albanese:

We are pleased to offer you the role as a director of the Board of Directors (the “Board”) of ID Global Solutions Corporation (the “Company”). This letter contains the terms of your appointment as a director of the Board of Directors of the Company and will be effective from the date of the signing of this letter.

1.    Your Duties:

a)    You will be expected to attend all meetings (either in person or by teleconference) of the Board of the Company, of which we expect to hold approximately four per annum as well as sign all written consents if you deem appropriate. In addition, you will be expected to perform such other duties as are reasonably contemplated by your holding office as a director of the Company or which may reasonably be assigned to you by the Board from time to time.

b)     As a director you will:

i)     Perform to the best of your abilities and knowledge the duties reasonably assigned to you by the Board from time to time, whether during or outside business hours and at such places as the Board reasonably requires;

ii)	Use all reasonable efforts to promote the interests of the Company;

iii)	Attend directors’ meetings;

iv)   Act in the best interests of the Company; and

v)    Work closely with the Board of Directors and the Chief Executive Officer.

c)     As you will appreciate, however, your time commitment will ultimately be a product of the matters confronting the Company from time to time and matters properly requiring your attention as a director of the Company.

2.	Remuneration: You will not receive additional compensation for your service on the Board.

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3.    Expenses: Subject to you providing the Company with receipts or other evidence of payment, the Company will pay for or reimburse you for all travelling, hotel and other expenses reasonably incurred by you in connection with attending and returning from Board, Committee, Company, meetings or otherwise in connection with the Company’s business. Reasonable travel and out of pocket expenses used in connection with the business of the Company shall include:

a)     Domestic and international travel (economy class under 4 hours and business class over 4 hours); and

b)     Hotel accommodation.

4.     Termination of Appointment:

a)    Your appointment as the Director may be terminated at any time by the vote of the stockholders of the Company in accordance with the certificate of incorporation and bylaws of the Company.

b)    You acknowledge and agree that if the shareholders of the Company terminate your appointment, you will have no claim of any kind against the Company by reason of the termination.

c)	You are at liberty to terminate the appointment at any time by notice in writing to the Company.

5.     What happens after termination of appointment?

If your appointment is terminated for any reason or you resign for any reason:

a)    The Company may set off any amounts you owe the Company against any amounts the Company owes to you as a Director at the date of termination except for amounts the Company is not entitled by law to set off;

b)    You must return all the Company’s property (including property leased by the Company) to the Company on termination including all written or machine readable material, software, computers, credit cards, keys and vehicles; and

c)	You must not record any confidential information in any form after termination.

6.     Prohibited Activities:

a)    You undertake to the Company that you will not during the term of your appointment engage in a business or an activity that would place you in a position of conflict in respect of the performance of your duties.

b)    The terms of your appointment do not restrict you from accepting appointment as a director of any other company outside of the Company’s industry, providing consulting services or any other business or other activity whatsoever. The Company acknowledges and accepts your current roles as a director. You recognize that the services to be performed by you under the Agreement are special, unique and extraordinary. The parties confirm that it is reasonably necessary for the protection of the Company’s goodwill that you agree, and accordingly, you do hereby agree and covenant, that during your term as director, you will not, directly or indirectly, except for the benefit of the Company:

i.	become an officer, director, more than 2% stockholder, partner, associate, employee, owner, proprietor, agent, creditor, independent contractor, co-venturer or otherwise, or be interested in or associated with any other corporation, firm or business engaged in the same or any similar business competitive with that of the Company (including the Company’s present and future subsidiaries and affiliates) (the “Business”); or

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ii.	solicit, cause or authorize, directly or indirectly, to be solicited for or on behalf of himself or third parties from parties who were customers of the Company (including its present and future subsidiaries and affiliates) at any time during your term, any business similar to the business transacted by the Company with such customer; or

iii.	accept or cause or authorize, directly or indirectly, to be accepted for or on behalf of your or third parties, business from any such customers of the Company (including its present and future subsidiaries and affiliates); or

iv.	solicit, or cause or authorize, directly or indirectly, to be solicited for employment for or on behalf of you or third parties, any persons who were at any time during your term hereunder, employees of the Company (including its present and future subsidiaries and affiliates); or

v.	employ or cause or authorize, directly or indirectly, to be employed for or on behalf of yourself or third parties, any such employees of the Company (including its present and future subsidiaries and affiliates); or

vi.	use the tradenames, trademarks, or trade dress of any of the products of the Company (including its present and future subsidiaries and affiliates); or any substantially similar tradename, trademark or trade dress likely to cause, or having the effect of causing, confusion in the minds of manufacturers, customers, suppliers and retail outlets and the public generally.

You acknowledge the intention that the Company shall have the broadest possible protection of the value of its business consistent with public policy, and it will not violate the intent of the parties if any court should determine that, consistent with established precedent of the forum state, the public policy of such state requires a more limited restriction in geographical area or duration of the aforesaid covenant not to compete, contained in an appropriate decree.

c)	Except as permitted in this Agreement or as approved by the Company, you will not (i) use any Confidential Information (as defined below) or (ii) disseminate or in any way disclose the Confidential Information to any person, firm, business or governmental agency or department. You may use the Confidential Information to perform your Duties for the benefit of Company. You shall treat all Confidential Information with the same degree of care as you accord to your own confidential information, but in no case shall you use less than reasonable care. You shall immediately give notice to Company of any unauthorized use or disclosure of the Confidential Information. You shall assist Company in remedying any the unauthorized use or disclosure of the Confidential Information. You agree not to communicate any information to Company in violation of the proprietary rights of any third party.

“Confidential Information” means (a) any technical and non-technical information related to the Company’s business and current, future and proposed products and services of Company, including for example and without limitation, Company innovations, intellectual property, and information concerning research, development, design details and specifications, financial information, procurement requirements, engineering and manufacturing information, customer lists, business forecasts, sales information, marketing plans and business plans, and provided, in each case, that each is marked as “confidential” or “proprietary” and (b) any information that Company has received from others that may be made known to you and that Company is obligated to treat as confidential or proprietary, and provided, in each case, that each is marked as “confidential” or “proprietary”.

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7.     Notices and Other Communications:

a)     Service of Notices

A notice, demand, consent, approval or communication under this letter (collectively a “Notice”) must be:

i)     In writing and in English directed to the address advised by the recipient for notices, as varied by any notice; and

ii)    Hand delivered or sent by prepaid post or facsimile to that address.

b)     Effective on Receipt: A Notice given in accordance with section 7a takes effect when received (or at a later time specified in the Notice), and is taken to be received:

i)	If hand delivered, on delivery;

ii)	If sent by prepaid post, two Business Days after the date of posting (or seven Business Days after the date of posting if posted to or from outside The United States of America);

iii)	If sent by facsimile, when the sender’s facsimile system generates a message confirming successful transmission of the entire Notice unless, within eight Business Hours after the transmission, the recipient informs the sender that it has not received the entire Notice;

but if the delivery, receipt or transmission is not on a Business Day or is after 5.00pm on a Business Day, the Notice is taken to be received at 9.00am on the Business Day after that delivery, receipt or transmission.

8.	Miscellaneous

a)     Alterations: This letter may be altered only in writing signed by each party.

b)    Approvals and consents: Except where this letter expressly states otherwise, a party may, in its discretion, give conditionally or unconditionally or withhold any approval or consent under this letter.

c)    Assignment: This letter may NOT be assigned by either party.

d)	Costs: Each party must pay its own costs of negotiating, preparing and executing this letter.

e)    Survival: Any indemnity in this letter is independent and survives termination of this letter. Any other provision by its nature intended to survive termination of this letter survives termination of this letter.

f)     Counterparts: This letter may be executed in counterparts. All executed counterparts constitute one document.

g)     No Merger: The rights and obligations of the parties under this letter do not merge on completion of any transaction contemplated by this letter.

h)    Entire Agreement: This letter constitutes the entire agreement between the parties in connection with its subject matter and supersedes all previous agreements or understandings between the parties in connection with its subject matter.

i)     Further Action: Each party must do, at its own expense, everything reasonably necessary (including executing documents) to give full effect to this letter and the transactions contemplated by it.

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j)     Waiver: A party does not waive a right, power or remedy if it fails to exercise or delays in exercising the right, power or remedy. A single or partial exercise of a right, power or remedy does not prevent another or further exercise of that or another right, power or remedy. A waiver of a right, power or remedy must be in writing and signed by the party giving the waiver.

k)    Relationship: Except where this letter expressly states otherwise, it does not create a relationship of employment, agency or partnership between the parties.

l)     Confidentiality: A party may only use the confidential information of another party for the purposes of this letter, and must keep the existence of this letter and the terms of it and the confidential information of another party confidential information except where:

i)     The information is public knowledge (but not because of a breach of this letter) or the party has independently created the information;     or

ii)	Disclosure is required by law or a regulatory body (including a relevant stock exchange).

m)   Announcements: A public announcement in connection with this letter or a transaction contemplated by it must be agreed by the parties before it is made, except if required by law or a regulatory body (including a relevant stock exchange).

9.    Insurance: The Company has directors’ and officers’ liability insurance under which you are covered in the US and elsewhere for all usual risks during the term of your appointment as the Director. The Company will maintain that cover for the full term of your appointment.

10.   Contract for Services: This is a contract for services and is not a contract of employment.

11.   Governing Law: This Agreement shall be governed by the laws of the State of Florida (without giving effect to choice of law principles or rules thereof that would cause the application of the laws of any jurisdiction other than the State of Florida) and the invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

[SIGNATURE PAGE FOLLOWS]

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Please sign the attached copy of this letter to indicate that you have read, understood and accept the terms of your appointment.

Yours Sincerely,

ID Global Solutions Corporation

By:/s/ Thomas R. Szoke

Name: Thomas R. Szoke

Title: CEO and Director

Agreed to and accepted by:

/s/ Charles D. Albanese
Charles D. Albanese

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